EX-(d)(4)(mm)(i)

1st AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS 1st AMENDMENT TO THE SUB-ADVISORY AGREEMENT, made this 1st day of October, 2015 (the “Amendment”), is between Lincoln Investment Advisors Corporation, a Tennessee corporation (“LIAC”) and Templeton Investment Counsel, LLC (“Templeton”), a Florida limited liability company.

Recitals

1.     LIAC currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

2.     LIAC has contracted with Templeton to serve as sub-adviser to the LVIP Templeton Growth Managed Volatility Fund (the “Fund”), a series of the Trust, pursuant to a Sub-Advisory Agreement dated September 21, 2012 (the “Agreement”);

3.     Templeton and LIAC have agreed to reduce the sub-advisory fee on the Fund and desire to amend the fee schedule (“Schedule A”) to the Agreement to reflect both the reduced fee rate as well as the current name of the Fund.

Representations

1.     Templeton represents that it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; however, Templeton makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Templeton.

2.     LIAC represents and warrants that: (i) it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; and (ii) approval of this revised fee schedule has been obtained from the Trust’s Board of Trustees at an in-person meeting held September 14 and 15, 2015.

Amendment

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     The Recitals are incorporated herein and made a part hereof.

2.     The Representations made herein are incorporated and made a part hereof.

3.     Schedule A shall be deleted and replaced with the attached amended Schedule A effective October 1, 2015, to reflect a reduction in the sub-advisory fee for the Fund paid by LIAC to Templeton.

4.     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

5.     This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION		TEMPLETON INVESTMENT COUNSEL, LLC

By: Name: Title:	/s/ Kevin J. Adamson Kevin J. Adamson President	By: Name: Title:	/s/ Peter A. Nori Peter A. Nori Executive Vice President,
Templeton Global Equity Group

SCHEDULE A

INVESTMENT SUBADVISORY FEES

The Adviser shall pay to the Sub-Adviser compensation for services rendered to the Managed Portion at an annual rate as follows:

Name of Fund	Annual fee as a percentage of average daily net assets of the Managed Portion

LVIP Templeton Growth Managed Volatility Fund	REDACTED

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